Exhibit 99.1

21700 Barton Road P.O. Box 150 Colton, California 92324	Contact: Phil Smith Stater Bros. Holdings Inc. (909)783-5287

P R E S S R E L E A S E
For Immediate Release
Tuesday, May 10, 2005

STATER BROS. HOLDINGS ANNOUNCES SECOND QUARTER RESULTS

Colton, California. May 10, 2005; Today, Jack H. Brown, Chairman, President and Chief Executive Officer of Stater Bros. Holdings Inc. announced financial results for the thirteen week second quarter and twenty-six week year-to-date period ended on March 27, 2005.

The results for the prior year second quarter and twenty-six weeks were affected by the unprecedented Southern California Supermarket Industry labor dispute which had a significant impact on the Company’s results during fiscal 2004.

Sales for the thirteen week second quarter ended March 27, 2005, compared to the second quarter 2004 during which the labor dispute was in effect, decreased 14.8% to $842.9 million compared to $989.4 million for the thirteen weeks ended March 28, 2004. Total sales for the twenty-six weeks ended March 27, 2005, decreased 16.6% and amounted to $1.682 billion compared to $2.016 billion for the same period in the fiscal 2004 which was affected by the labor dispute. Like store sales decreased 18.4% and 20.3% for the thirteen week and twenty-six week periods ended March 27, 2005, respectively.

The Company reported net income for the thirteen week second quarter ended March 27, 2005 of $3.6 million compared to $30.2 million for the thirteen weeks second quarter ended March 28, 2004 during which the labor dispute was in effect. Net income for the fiscal year-to-date periods amounted to $6.9 million in 2005 and $64.7 million in 2004 which was affected by the labor dispute. The quarter and year-to-date results for 2004 include a $13.3 million after tax gain from litigation settlement. The settlement transferred the remaining 50% ownership interest in Santee Dairies, Inc. to the Company. Santee’s results have been consolidated in the Company’s results since the settlement date of February 6, 2004.

Brown said; “It is not possible to compare any major category on our Operating Statements between Fiscal 2004 and Fiscal 2005, due to the major effects of the unprecedented labor dispute in Fiscal 2004 that affected all of the Southern California Supermarket Industry. The Company is determined to maintain as much of the volume and as many of the new “Valued Customers” as possible. All of our “Valued Customers” have our commitment to provide a friendly and satisfying shopping experience on each and every one of their visits to our stores.”

Stater Bros. Holdings Inc. is the largest privately held Supermarket Chain in Southern California and operates 161 supermarkets through its wholly owned subsidiary, Stater Bros. Markets. Stater Bros. Markets also owns and operates Santee Dairies.

For information contact: Jack H. Brown, Chairman, President and Chief Executive Officer at (909) 783-5000.

STATER BROS. MARKETS...SERVING SOUTHERN CALIFORNIA FOR 68 GOLDEN YEARS
# # #

STATER BROS. HOLDINGS INC.
Condensed Consolidated Statements of Income
(In thousands)
Unaudited

	13 Weeks Ended		26 Weeks Ended
	03/28/04	03/27/05	03/28/04	03/27/05
	(as restated)		(as restated)
Sales	$989,418	$842,852	$2,015,971	$1,681,917
Gross profit	296,339	218,242	601,221	435,251
Operating expenses
Selling, general and administrative expenses	215,844	189,336	442,695	378,496
Depreciation and amortization	7,958	9,648	15,582	19,097

Total operating expenses	223,802	198,984	458,277	397,593

Operating profit	72,537	19,258	142,944	37,658
Interest income	464	1,469	848	2,661
Interest expense	(13,137)	(14,578)	(26,313)	(28,674)
Interest from debt redemption	(8,522)	—	(8,522)	—
Equity in earnings from unconsolidated affiliate	303	—	929	—
Other expenses — net	(256)	(184)	(709)	(299)

Income before income taxes	51,389	5,965	109,177	11,346
Income taxes	21,203	2,365	44,440	4,483

Net income	$30,186	$3,600	$64,737	$6,863

STATER BROS. HOLDINGS INC.
Condensed Consolidated Balance Sheets
(In thousands)
Unaudited

	9/26/04	03/27/05
Assets
Current assets
Cash	$301,947	$246,359
Restricted cash	20,000	29,000
Receivables	39,258	49,172
Inventories	185,567	188,738
Other	34,263	35,537

Total current assets	581,035	548,806
Property and equipment, net	404,856	434,812
Deferred debt issuance costs, net	21,891	20,532
Other assets	6,339	8,035

Total assets	$1,014,121	$1,012,185

Liabilities and stockholder’s deficit
Current liabilities
Accounts payable	$142,077	$131,444
Accrued expenses and other liabilities	117,856	117,145
Current portion of capital lease obligations	1,247	1,170

Total current liabilities	261,180	249,759
Long-term debt	700,000	700,000
Capital lease obligations, less current portion	9,470	8,894
Other long-term liabilities	83,112	86,310
Total stockholder’s deficit	(39,641)	(32,778)

Total liabilities and stockholder’s deficit	$1,014,121	$1,012,185